Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2018 (June 11, 2018 as to the effects of the reverse stock split described in Note 20), relating the consolidated financial statements of BrightView Holdings, Inc., appearing in Amendment No. 2 to the Registration Statement (No. 333-225277) on Form S-1.

/s/ Deloitte & Touche LLP

Philadelphia, PA

June 28, 2018